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                                                                    EXHIBIT 99.1


AT THE COMPANY:
Jeff Herrmann
Chief Financial Officer
(847) 247-9400                                             FOR IMMEDIATE RELEASE

                 TELULAR ANNOUNCES SLOWDOWN OF HUNGARY PROJECT
                           AND APPOINTMENT OF NEW CFO


VERNON HILLS, IL, JUNE 30, 1997 - TELULAR CORPORATION (NASDAQ: WRLS) announced a slowdown in shipments to the Wireless Local Loop (WLL) project in Hungary. The slowdown impacts the Company's 1997 and 1998 operating results.

                 Shipments to Hungary halted in February at the conclusion of Phase I and have not resumed due to adjustments to the cellular infrastructure equipment and corresponding changes required on Telular's Fixed Wireless Terminal (FWT). Full deployment of Phases 2 and 3 will not be completed during Telular's fiscal 1997 and 1998. Orders of approximately $48 million will now be less than one quarter of that amount or $7 to $10 million during that timeframe. Telular is pursuing other opportunities of similar magnitude which have a potential for fiscal 1998 in Malaysia, China, Pakistan, Guinea, Mexico and Brazil. "Being on the forefront of deployment of WLL projects has its share of difficulties and surprises and this is one of them. However, the pace has picked up worldwide such that we are optimistic this portion of the business can be replaced," said Kenneth E. Millard, President and CEO.

                 In a matter not related to the above, Telular today also announced its intent to nominate Jeffrey L. Herrmann as Chief Financial Officer to replace Thomas M. Mason who was recruited by a privately held company as its new Chief Financial Officer. "We are going to miss Tom Mason, who has made major improvements in all areas in his short time as CFO. In the final analysis we simply could not compete with his other opportunities. We wish Tom well. We are fortunate to have Jeff Herrmann in place as a strong replacement," said Millard.

                 Mr. Herrmann, 31, has served as Corporate Controller of Telular since April 1997. Mr. Herrmann, a CPA, has held a variety of financial management positions with Bell & Howell Company and R.R. Donnelley & Sons Company. Mr. Herrmann began his career with Arthur Andersen & Company. "Jeff has made significant contributions since joining Telular, including building a strong finance organization, improving business processes, and supporting the Company's effort to raise the additional financing", said Millard.

                 Founded in 1986, Telular has developed telecommunications interface technology that switches a standard phone system, fax, computer modem or monitored alarm system to available wireless service for either primary or back-up communications. Products developed and marketed by Telular include the PhoneCell(TM) and Teleguard(TM) lines.





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                 Please be advised that statements made herein state the
Company's or management's intentions, hopes, beliefs, expectations or predictions of the future and are forward-looking comments. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the fiscal year ended September 30, 1996, and the Company's quarterly reports on Form 10-Q for the quarters ended December 31, 1996, and March 31, 1997. Copies of these filings may be obtained by contracting the Company or the SEC.





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